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                                 SCHEDULE 14A

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Willamette Industries
Investor Update, May 2001


                SUPPLEMENTAL RESPONSE TO WEYERHAEUSER STATEMENTS


We have reviewed Weyerhaeuser's investor presentation, as filed on May 14, 2001 and their letter to our shareholders dated May 16, 2001 and would like to correct what we believe are repeated mischaracterizations of events and facts. While we have numerous areas of disagreement with Weyerhaeuser's statements and assertions, there are a few points in particular to which we felt compelled to respond.

Use of the Industry Composite vs. S&P Paper & Forest Products Index
-------------------------------------------------------------------

We have selected the companies that comprise the "Industry Composite" to replicate our business mix as closely as possible, and therefore our exposure to industry trends and events, as well as competition for investor dollars. As you will notice on the attached page "Industry Composite Determination", we added two companies not in the S&P Paper & Forest Index to the Industry Composite:
Temple-Inland and Smurfit-Stone Container. Temple-Inland is extremely active in two of our business segments (brown paper and building materials), while Smurfit-Stone is a pure-play in brown paper and packaging. As the S&P Paper & Forest Index is selected from the S&P 500 Index, neither of these companies would be eligible. However, we compete with each regularly, both for customers and investors, and believe they are entirely appropriate comparables.

The three companies excluded from the Industry Composite (Mead, Potlatch, and Westvaco) are very active in other grades, particularly coated papers and bleached paperboard, which have different business dynamics than our products. Those three companies have significant other business lines, such as chemicals or school supplies as well.

In addition, Weyerhaeuser presents its comparison of stock price performance on a "market-weighted" basis, and excludes both itself and Willamette. Given the large relative size of International Paper ($18 billion) as compared with the six other companies (average market capitalization of $2.8 billion), this analysis produces a weighted average that reflects a 51% contribution from International Paper. We feel it is important to note that as a component of the Dow Jones Industrials Average, International Paper is also subject to various market dynamics and forces that Willamette and others in our industry are not.

The Industry Composite reflects performance on an "equal-weighted" basis, as investors are able to purchase shares in any company in any proportion. Weyerhaeuser's analysis implicitly assumes that investors must purchase a market-cap weighted portfolio and are not free to choose their own investment allocations. Lastly, the exclusion of Weyerhaeuser (which has appreciated by 43% since November 10, 2000) from the composite is curious given their view that "Willamette is a unique fit with Weyerhaeuser core products portfolio" and therefore, by their logic the best proxy for Willamette. Lastly, Weyerhaeuser's assertion that much of their appreciation is due to their offer supports our belief that their offer is compelling to them and not to our shareholders.

Based on all the above factors, we firmly believe that our Industry Composite (on an "equal-weighted" basis) is the better group of comparables, both for operating comparisons and stock price performance.

Discussion of Implied Premium and Precedent Transactions
--------------------------------------------------------

Weyerhaeuser repeatedly attempts to relate its offer price to market trading levels of last September to November, now six to eight months ago. Obviously, the market continues to trade and this is not a static number. The forest products sector has appreciated significantly during the past six months. Measurements of this appreciation can obviously vary (43% for Weyerhaeuser, 34% for the Industry Composite), but to assume we would have stayed at the same price is clearly illogical.

In their discussion of implied premiums, Weyerhaeuser also ignores the fact that most companies are able to choose the timing of their sale transaction, and therefore the implied premium is related to industry stock prices (which can fluctuate significantly) at the time of their choosing (and is most often a resulting calculation, not a determinant of a sale price). Weyerhaeuser also references a survey of 64 precedent transactions in our sector. We are hard-pressed to come up with 64 relevant paper company transactions involving public targets comparable to Willamette. Even if their reference is correct, it would obviously include many stock-for-stock mergers with low premiums and sales of companies that were poor performers relative to Willamette.

We believe our references to the transactions involving Union Camp, Champion and Consolidated Papers is entirely appropriate. The first two involve companies with very similar business mixes to ours and Consolidated Papers was a highly-regarded company and a strong performer, like Willamette.

Lastly, Weyerhaeuser does not address the fact that their offer falls significantly short of precedent transactions on a multiple basis, as well. Their offer implies multiples of 7.4x LTM EBITDA and 6.3x Peak EBITDA, significant discounts as compared with averages in the Union Camp, Champion and Consolidated Papers transactions of 11.5x and 7.1x, respectively.

Illogical Estimate of our Trading Price
---------------------------------------

Weyerhaeuser quotes a Wall Street research analyst regarding an estimate of our stock price if they were to stop their hostile offer. It is important to note that this price level would imply valuation multiples of approximately 9.0x 2002 EPS and 5.6x LTM EBITDA, as compared with current Industry Composite medians of 17.2x and 7.5x, respectively. These implied multiples would therefore reflect stock price discounts to the median of 48% and 33%, respectively, hardly appropriate for the top performer in the industry in most key financial metrics. While it may be reasonable to expect some short-term dislocation if Weyerhaeuser withdrew their offer, their scare tactics in this regard are hardly supportable.
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Low Level of Synergies
----------------------

We find the conflict between perceived strategic fit and synergies curious as well. In reviewing Weyerhaeuser's chart of synergies as a percentage of revenues in other forest products transactions, we note that the combinations on the left side (higher levels of synergies) were primarily those in which the combining companies had direct overlap in their grade portfolio, while the right side (lower levels of synergies) were, without exception, cross-border deals in which savings are inherently lower. Although they comment on their "unique fit" with Willamette, the synergy level they have stated is the lowest of any combination involving two domestic companies. In addition, in a private meeting with Willamette, Weyerhaeuser indicated a synergy level in a combination of as much as $645 million, significantly higher than the $300 million they are stating now.

Unsupported Allegations Regarding our Board
-------------------------------------------

Weyerhaeuser asserts that our Board has "never tried to inform themselves."
This is an attack on the integrity and character of our Directors and an unsupported allegation of a breach of their fiduciary duties. We have met with Weyerhaeuser four times to discuss their proposals. Our Board has met and carefully considered each of Weyerhaeuser's proposals and unanimously determined each to be inadequate.

Weyerhaeuser also states that on November 9, 2000, (just three days after receipt of their proposal) our Board "fails to act on the proposal." However, as was relayed to them in a conversation, the Board had scheduled a meeting for the following week to consider the proposal. Even with this knowledge, they chose to take their hostile offer public on November 13, 2000, before our Board had even considered their proposal.

                                                                    May 16, 2001
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Industry Composite Determination

The Industry Composite is comprised of Boise Cascade, Georgia-Pacific Group, International Paper, Louisiana-Pacific, Smurfit-Stone, Temple-Inland and Weyerhaeuser, which Willamette believes best reflects its business mix.

The S&P Paper and Forest Products Index is comprised of Boise Cascade, Georgia-Pacific Group, International Paper, Louisiana-Pacific, Mead, Potlatch, Westvaco, Weyerhaeuser and Willamette.

Business Segment Overlap

                                                              Primary Business Segments
                                                   ------------------------------------------------     -------------------
                                                     Uncoated          Container-       Building            Mkt Cap. (a)
                                                     Freesheet           Board          Materials         ($ in billions)
                                                   --------------  ------------------  ------------     -------------------
Willamette                                              X                  X                X                   $ 5.5
Companies in Both Indices:
--------------------------
Boise Cascade                                           X                  X                X                   $ 2.0
Georgia-Pacific                                         X                  X                X                   $ 7.6
International Paper                                     X                  X                X                   $18.2
Louisiana-Pacific                                                                           X                   $ 1.3
Weyerhaeuser                                            X                  X                X                   $12.4
Only in Industry Composite:
---------------------------
Smurfit-Stone                                                              X                                    $ 3.4
Temple-Inland                                                              X                X                   $ 2.6
Only in S&P Index:
------------------
Mead                                                                                                            $ 2.8
Potlatch                                                                                    X                   $ 1.0
Westvaco                                                                                                        $ 2.6

  Source: Pulp & Paper Company Profiles 2000 and Bloomberg
   X Represents overlap between Willamette's primary business segments and selected companies' primary business segments.
  (a)  As of May 15, 2001.
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                        # # # # # # # # # # # # # # # #

Forward-looking statements in this presentation are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward looking statement made by Willamette with respect to the Weyerhaeuser tender offer is not entitled to the benefit of the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, the effect of general economic conditions; the level of new housing starts and remodeling activity; the availability and terms of financing for construction; competitive factors, including pricing pressures; the cost and availability of wood fiber; the effect of natural disasters on the Company's timberlands; construction delays; risk of nonperformance by third parties; and the impact of environmental regulations and other costs associated with complying with such regulation. Please refer to Willamette Industries' Securities and Exchange Commission filings for further information.